Exhibit 99.1

NEWS RELEASE		FOR IMMEDIATE RELEASE

Date: May 1, 2007	or	Brian Tanner (Investor Relations)
Contact: Ann Nishida		(808) 546-3442
(808) 546-1888

Hawaiian Telcom Announces Sale of Directory Publishing Business

HONOLULU—Hawaiian Telcom announced today that it has agreed to sell its Directory publishing business to Local Insight Media for $435 million.  This sale, which is subject to approval by the Public Utilities Commission, follows a growing trend among incumbent telephone companies to sell their Directories to focus on their core businesses.

“We believe this transaction is financially sound and positions us well for growth in the future,” said Michael Ruley, Hawaiian Telcom’s Chief Executive Officer. “Valuations on directory businesses are at an all-time high, and our success in this transaction is a reflection of the quality of the Directory business’ management and its future growth potential.

“This sale allows us to continue to provide quality service to our customers and also to focus on more rapid investments in our core businesses - telecommunications services and products,” said Ruley.  “We aim to be the technology leader in our market.”

The company noted it is pleased that Local Insight Media has such an established track record in the Directories business.  Hawaiian Telcom plans to use proceeds of the sale to pay down existing debt and to continue investment in infrastructure, which will provide for enhanced and new services statewide.  The company plans to submit an application for approval to the Public Utilities Commission within two weeks.

In 2007, Hawaiian Telcom will publish ten Directories on Oahu, Maui, Hawaii and Kauai with a total circulation exceeding 1.8 million white and yellow pages books.  Hawaiian Telcom currently ranks number one in the Hawaii market for possession and usage by consumers.

The Directory will continue to be published under its current brand as the official telephone book of Hawaiian Telcom.  Directory customers can expect to see the same high levels of quality, sales and customer service.  Local Insight Media intends to retain LM Berry Company, the current contract publishing company.  As a result, there will be no impact to current employees.

Lehman Brothers Inc. acted as exclusive financial advisor to Hawaiian Telcom in this transaction.

About Hawaiian Telcom
Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, High-Speed Internet and wireless services. For more information, visit www.hawaiiantel.com.

About Local Insight Media, L.P.

Local Insight Media, L.P., through its subsidiaries, is a leading provider of print directories and Internet-based local search services in the Greater Cincinnati area, Alaska and the Caribbean. Local Insight indirectly owns CBD Media LLC, the leading publisher of print and online directories in the Cincinnati-Hamilton metropolitan area; ACS Media LLC, the largest publisher of print and Internet advertising directories in Alaska; and Caribe Servicios de Información Dominicana, S.A., the leading publisher of yellow and white pages directories in the Dominican Republic.  In addition, Local Insight indirectly owns 60% of Axesa Servicios de Información, S. en C., the largest directory publisher in Puerto Rico.  Local Insight Media, headquartered in Englewood, Colo., provides strategic and management oversight for its operating subsidiaries.  For more information, please see www.localinsightmedia.com.

Local Insight is a portfolio company of Welsh, Carson, Anderson & Stowe (“WCAS”), which is one of the largest and most successful private equity investment firms in the United States. Since its founding in 1979, WCAS has organized 14 limited partnerships with total capital of over $16 billion.  In addition, Spectrum Equity Investors, the former owner of CBD Media, holds a significant minority stake in Local Insight Media. Spectrum is a private equity firm with over $4 billion of capital under management and specializes in information and business services investments.

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